Exhibit 99.1

Eclipse Resources Corporation Reports 2014 Year-End and Fourth Quarter Results

STATE COLLEGE, Pa., March 4, 2015 – (BUSINESS WIRE) – Eclipse Resources Corporation (“Eclipse Resources” or “the Company”) (NYSE: ECR) today announced its 2014 and fourth quarter 2014 financial and operational results. Highlights for the year and fourth quarter include:

•	2014 adjusted net production averaged approximately 73.5 MMcfe(1) per day for the year, compared to 4.5 MMcfe per day for 2013

•	Fourth quarter 2014 adjusted net production increased to 130.7 MMcfe(1) per day, representing a 52% increase in production as compared to the third quarter of 2014

•	2014 average daily net liquids production was 3,098 barrels per day, exceeding the midpoint of the Company’s previously issued guidance and representing 26% of total net production

•	Fourth quarter 2014 average daily net liquids production was 5,480 barrels per day, or 27% of total net production, and represented an increase of 78% compared to the third quarter of 2014

•	2014 adjusted revenues grew to $138.0 million(1), representing a 967% increase from 2013, and grew to $52.6 million in the fourth quarter of 2014, a 45% increase relative to the third quarter of 2014

•	Adjusted EBITDAX(1) grew to $62.4 million for the year and was $25.9 million for the fourth quarter, representing a 98% increase relative to the third quarter of 2014

•	Unit operating costs were $1.27 per Mcfe for the year and fourth quarter 2014 unit operating costs were $1.17 per Mcfe, a $0.28 reduction relative to the midpoint of guidance and a $0.23 reduction relative to the third quarter of 2014

•	2014 capital expenditures were $809 million, in-line with our guidance for the year

•	Proved reserves at the end of 2014, increased by 353% to approximately 355.8 Bcfe (28% liquids) with a pre-tax PV-10(1) of $509.4 million

•	28 gross (22 net) operated and 65 gross (10 net) non-operated Utica Shale wells turned to sales during 2014 and 11 gross (9 net) operated and 19 gross (2 net) non-operated Utica Shale wells turned to sales during the fourth quarter of 2014

•	Reduced drilling times and increased completed stages per day with average drilling times reduced by 36% to 16 days as compared to the IPO plan of 25 days, and with average completed stages per day improving by 67% from 3 stages per day to 5 stages per day

•	Subsequent to year-end, Eclipse Resources closed its announced sale of common equity raising net proceeds of approximately $434 million and providing the Company with approximately $575 million of pro forma liquidity at year-end

Commenting on the 2014 year-end and fourth quarter results, Benjamin W. Hulburt, Eclipse Resources’ Chairman, President and Chief Executive Officer, said “2014 was a transformative year for Eclipse Resources. We began the year with an aggressive growth plan and rapidly began to execute on our drilling program. The operational team showed its strength as we rapidly moved up the learning curve and I believe we are proving to be one of the premier operating teams in the basin. We are continuously improving our drilling and completion cycle times and cost structure. Concurrent with these activities, the company went public, assembled a firm transportation portfolio of over 550 MMbtu per day and increased our employee base by approximately 81% during 2014. Even in this difficult commodity price environment, I am excited by what I believe Eclipse Resources will accomplish due to the quality our team and the superior assets we have assembled.”

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Eclipse Resources’ adjusted production volumes for 2014 averaged 73.5 MMcfe(1) per day, in-line with the Company’s previously issued guidance for the year. Adjusted fourth quarter production was 130.7 MMcfe(1) per day, representing an approximate 52% increase from Eclipse Resources’ third quarter 2014 production per day. The production mix during the fourth quarter 2014 was 73% natural gas, 16% natural gas liquids and 11% oil. The percentage of the Company’s production that was comprised of liquids (natural gas liquids and oil) was in-line with the Company’s guidance for the quarter and increased by over 7% relative to the third quarter of 2014.

During 2014, Eclipse Resources commenced drilling 57 gross (41 net) operated wells, completed 36 gross (27 net) operated wells and placed 28 gross (22 net) operated wells into sales. The commenced operated wells included 49 gross (36 net) wells in the Company’s Condensate type curve area and 8 gross (5 net) wells in the Company’s Rich Gas type curve area.

All of Eclipse Resources’ operated wells are being produced using the Company’s restricted choke methodology in order to manage the reservoir pressure drawdown over time in an attempt to maximize the ultimate recovery of each well.

Since entering the Utica Shale through December 31, 2014, Eclipse Resources completed and turned in-line 28 gross operated Utica Shale wells as shown in the table below:

Well Name	Completed Lateral Length	Type Curve Area	Turn to Sales Month	24-Hr Peak Sales Rate (Mcfe/d)	Producing 30-Day Avg Sales Rate(A) (Mcfe/d)	% Gas	% NGL	% Oil
Tippens 6HS	5,850	Dry Gas	13-Dec	23,585	18,601	100%	0%	0%
Herrick A 3H	5,761	Dry Gas	14-Jun	17,068	13,511	100%	0%	0%
Herrick B 5H	6,380	Dry Gas	14-Jun	14,616	10,828	100%	0%	0%
Herrick C 8H	6,232	Dry Gas	14-Jun	16,590	14,503	100%	0%	0%
Shroyer 2H	8,235	Dry Gas	14-Aug	30,144	24,848	100%	0%	0%
Shroyer 4H	6,608	Dry Gas	14-Aug	23,663	22,131	100%	0%	0%
Mizer 2H	5,986	Condensate	14-Aug	7,910	5,540	39%	24%	37%
Mizer 4H	5,903	Condensate	14-Aug	7,798	5,856	40%	24%	36%
Mizer 6H	5,811	Condensate	14-Aug	6,173	4,473	40%	24%	36%
Mizer 8H	5,970	Condensate	14-Aug	7,559	5,978	41%	25%	34%
Mizer 10H	5,943	Condensate	14-Aug	6,999	5,522	41%	25%	34%
Duane Weisend 4H	8,853	Dry Gas	14-Sep	15,525	13,770	77%	23%	0%
Mizer Farms 1H	6,421	Condensate	14-Sep	6,882	3,491	40%	25%	35%
Mizer Farms 3H	6,467	Condensate	14-Sep	5,299	2,343	39%	24%	37%
Mizer Farms 5H	6,343	Condensate	14-Sep	6,795	2,747	38%	24%	38%
Mizer Farms 7H	5,826	Condensate	14-Sep	6,904	3,556	40%	24%	36%
Mizer Farms 9H	5,823	Condensate	14-Sep	7,761	4,781	38%	23%	39%
Fritz 3H	7,431	Condensate	14-Nov	7,535	4,627	36%	23%	41%
Fritz 5H	7,436	Condensate	14-Nov	6,931	4,532	37%	23%	40%
Fritz 7H	7,315	Condensate	14-Nov	7,155	4,310	37%	23%	40%
Hayes 2H	6,201	Condensate	14-Nov	7,022	3,486	35%	21%	44%
Hayes 4H	6,324	Condensate	14-Nov	7,557	4,256	39%	24%	37%
Hayes 6H	6,347	Condensate	14-Nov	6,710	3,790	40%	25%	35%
Hayes 8H	6,320	Condensate	14-Dec	5,929	3,419	41%	25%	34%
Pora 2H	7,862	Condensate	14-Dec	7,211	4,538	40%	24%	36%
Pora 4H	7,741	Condensate	14-Dec	7,127	4,546	42%	26%	32%
Pora 6H	7,812	Condensate	14-Dec	5,210	3,760	41%	26%	33%
Pora 8H	7,771	Condensate	14-Dec	5,190	3,982	42%	26%	32%

Average	6,678			10,173	7,419

(A)	Assumes ethane rejection with contractual 30% recovery.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Year-End 2014 Proved Reserves

As of December 31, 2014, total net proved reserves increased by 353% as compared to year-end 2013 to 355.8 Bcfe, of which approximately 72% were natural gas, 18% were NGL and 10% was oil. This increase was driven by a 152.3 Bcfe increase in proved developed reserves. The pre-tax PV-10(1) of proved reserves totaled $509.4 million using SEC pricing assumptions. The Company’s proved reserves were prepared by an independent, third party engineering firm.

Transportation and Marketing

During 2014, the Company put in place firm interstate transportation capacity and firm sales of over 550 Bcf/d in order to provide additional access to advantaged market outlets outside the Appalachian basin. As part of this effort to diversify our market outlets, the Company, in conjunction with its midstream providers, has now connected to both the TETCO system and the Rockies Express system and has commenced flowing gas into both of these systems.

Commenting on the recent connections, Matthew DeNezza, Eclipse Resources’ Executive Vice President and Chief Financial Officer stated, “We are pleased to have our interconnects into TETCO and Rockies Express in place as we look to achieve premium pricing relative to the Appalachian markets. As we move into the second quarter and have firm capacity on both the TETCO TEAM 2014 project and on Rockies Express, we expect to begin to see improved basis differentials. We expect that for the remainder of the year, we will market approximately 58% of our gas to the Midwest and Gulf Coast markets where we expect to realize gas price differentials of ($0.50) to ($0.60) per Mcf, after transportation expenses and BTU adjustment, based on current market conditions, which is $0.45 to $0.55 premium to Dominion South Point based on the current forward price.”

Given current market conditions and the Company’s current firm transportation and firm sales arrangements, Eclipse Resources anticipates marketing its gas production at the following markets during 2015:

Period	Market	% of Projected Gross Gas Production

Q1-15	Midwest Dominion South / TETCO M2	15 85	% %

Remainder 2015	TETCO M3	22%
	Midwest	40%
	Gulf Coast	18%
	Dominion South / TETCO M2	20%

Financial Discussion

(Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, non-cash mark-to-market on derivatives, non-cash stock compensation and other items shown separately on the attached tables. See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.)

GAAP revenues for the year 2014 totaled $137.8 million, representing a 965% increase as compared to 2013, and GAAP net loss was $183.2 million ($1.27) per basic and ($1.27) per diluted share. GAAP revenues for the fourth quarter of 2014 were $50.4 million, representing a 41% increase over the third quarter of 2014. GAAP net loss was $33.0 million ($0.21) per basic and ($0.21) per diluted share for the fourth quarter 2014. Adjusted net loss(1), a non-GAAP measure, was $169.8 million, or a loss of ($1.18) per share for 2014 and $21.4 million, or a loss of ($0.13) per share for the fourth quarter. Adjusted EBITDAX (1) was $62.4 million for 2014 and $25.9

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

million for the fourth quarter 2014. Fourth quarter 2014 adjusted EBTIDAX was 98% higher than third quarter 2014 adjusted EBITDAX.

Eclipse Resources’ average realized price per Mcfe, excluding the effects of cash settled derivatives, was $5.19 for 2014 and $4.42 for the fourth quarter 2014. Including the impact of cash settled derivatives, these prices increased to $5.20 and $4.61 for 2014 and the fourth quarter 2014, respectively. The average realized natural gas price, excluding the effects of cash settled derivatives, was $3.51 per Mcf for 2014 and $3.37 per Mcf for the fourth quarter 2014 equating to a $0.75 negative differential to the NYMEX average price for 2014 and equating to a $0.41 negative differential to the NYMEX average price for the fourth quarter 2014. For the fourth quarter 2014, Eclipse Resources realized a cash settled natural gas derivative gain of $2.2 million, or $0.26 per Mcf, equating to an average realized natural gas price of $3.63 per Mcf. Eclipse Resources’ average realized natural gas liquids (NGL) price for 2014 was $39.27 per barrel, or approximately 42% of the NYMEX WTI oil price average for the period, and for the fourth quarter 2014 was $30.32 per barrel, or approximately 41% of the NYMEX WTI oil price average for the period. Eclipse Resources and the operators of its non-operated properties are currently rejecting the majority of ethane production at the gas processing plant and selling it into the natural gas stream. Eclipse Resources’ average realized oil price for 2014 was $79.54 per barrel, a $13.37 per barrel discount to the NYMEX WTI price and the average realized oil price for the fourth quarter 2014 was $63.49 per barrel, a $9.72 per barrel discount to the NYMEX WTI price. Eclipse Resources did not have any cash settled natural gas liquids or oil derivative instruments during the fourth quarter or year-end 2014.

Total lease operating unit costs were $1.27 per Mcfe during 2014 and $1.17 per Mcfe during the fourth quarter of 2014. Fourth quarter operating unit costs dropped 17% compared to the third quarter of 2014. Total lease operating unit costs during 2014 consisted of $0.32 per Mcfe in direct lease operating costs, $0.27 per Mcfe in ad valorem and severance taxes, and $0.68 in transportation, gathering and compression costs.

Capital expenditures during the year of 2014 were $809 million, consisting of $526 million in operated drilling and completion expenses; $118 million in non-operated drilling and completion expenses; $33 million in pipelines and midstream costs and $132 million in land and other expenses. This excludes approximately $36 million in capital expenditures related to central stabilization facilities, of which a significant amount will be reimbursed to the Company by EnLink pursuant to its condensate gathering and stabilization agreement, as well as capitalized interest and administrative expenses.

During 2014, Eclipse Resources recognized pre-tax impairment charges on proved oil and gas properties of $35 million primarily relating to conventional properties acquired as part of the Oxford acquisition and $5.7 million related to unproven properties.

Financial Position & Liquidity

As of December 31, 2014, Eclipse Resources had $67.5 million in cash and $414 million of senior notes, including issue discount. The Company did not have any borrowings on its senior secured revolving credit facility. The revolver had a borrowing base of $100 million, of which $73 million was available after the inclusion of $27 million of outstanding letters of credit. At year-end 2014, the Company’s liquidity would have been approximately $575 million, pro forma for the approximately $434 million of net proceeds raised from the private placement of common stock, which closed on January 29, 2015.

Subsequent to year-end, the Company put in place derivative contracts covering 3,000 barrels per day of oil during the period between March 2015 and February 2016. These transactions were structured as collars and have a floor price of $55.00 per barrel and a ceiling of $61.40 per barrel. In addition to these hedges, the Company also has approximately 80.5 MMbtu per day of natural gas derivatives for the remainder of 2015 at an average price of $3.76 per MMbtu based on current market prices. These volumes represent a substantial portion of the Company’s expected oil and natural gas production during the year.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Subsequent to year-end, the Company completed its borrowing base redetermination. Due to the increase in proved reserves over the course of the quarter, the Company increased its borrowing base from $100 million to $125 million, further enhancing its liquidity position.

Outlook and Guidance Update

As of March 1, 2015, Eclipse Resources had 32 gross (26 net) operated wells producing, 6 gross (6 net) operated wells drilling, 26 gross (20 net) operated wells drilled and awaiting completion or completing, and 8 gross (6 net) operated wells completed and awaiting turn to sales. In addition, Eclipse Resources owns an interest in 72 gross (12 net) non-operated producing Utica Shale wells, 2 gross (0.1 net) non-operated wells drilling, 36 gross (9 net) non-operated wells drilled and awaiting completion or completing, and 6 (2 net) gross wells completed and awaiting turn to sales. A full summary of wells in progress and producing on March 1, 2015 is as follows:

	Operated		Non-Operated
Status	Average Working Interest %	Well Count	Average Working Interest %	Well Count

Drilling	94.3%	6 gross (5.7 net)	6.4%	2 gross (0.1 net)

Awaiting Completion/ Completing	78.1%	26 gross (20.3 net)	24.2%	36 gross (8.7 net)

Awaiting Turn to Sales	72.0%	8 gross (5.8 net)	25.0%	6 gross (1.5 net)

Turned in-line	80.3%	32 gross (25.7 net)	16.1%	72 gross (11.6 net)

On December 29, 2014, Eclipse Resources announced a $640 million 2015 capital budget, a 20% reduction from 2014. Due to the continued decline in commodity prices and overall volatility in the commodity markets, Eclipse Resources has begun to further reduce capital expenditures below those assumed in this budget. During the first quarter 2015, the Company elected to release two of its operated rigs, and is currently running one operated rig in the Utica Shale Dry Gas area, where the Company believes it can generate attractive economic returns. Additionally, in the fourth quarter of 2014, Eclipse Resources began deferring completions associated with 25 gross (19 net) operated wells that have been drilled primarily in the Condensate type curve area. The Company will complete these wells as their returns become more attractive either due to increased commodity prices, reduced service costs or a combination of the two. Additionally, the Company has reduced its expected non-operated capital expenditures by 38% from its original budget assumptions based on discussions with other operating partners.

The Company has aggressively undertaken a process to reduce all service company related expenses on its drilling and completion activities, and has made significant progress on this effort. These cost cutting measures, along with the Company’s significant efficiency gains over the year, have reduced the Company’s expected well costs by 15-20% from its previously issued type curve expectations. While significant pricing reductions are being achieved currently, there appears to be potential for further cost reductions.

Additionally, the Company is currently in negotiations with certain financial partners regarding a potential joint venture to accelerate drilling on its assets without burdening the Company’s balance sheet. This process seeks to bring in a partner into a portion of our planned 2015 capital expenditure program, and potentially the 2016 capital program. There can be no assurance that the Company will be successful in closing such a transaction or the terms or timing of any such transaction. The Company expects to provide updated capital and operational guidance for the year after concluding the discussions.

Commenting on the Company’s operational and capital plan, Benjamin Hulburt stated, “We have aggressively moved to reduce spending in the current environment as we seek to ensure that our balance sheet remains strong in the current low price environment. Having just raised over $434 million of capital, we want to move carefully and ensure that we retain a substantial portion of these funds as we get to year-end. As part of this strategy, we have commenced joint venture discussions with a number of financial partners, and

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

I am encouraged by the progress and interest we are receiving. Upon completion of these discussions, we expect to provide further guidance to the market regarding our updated capital and production plans. Based on current market conditions, I would expect that with or without this transaction we will substantially reduce our 2015 budget by as much as 50%. While this lower spending plan will impact our production growth, we would still expect to achieve over 100% year-over-year production growth in 2015 and retain significant upside to rapidly grow production further as conditions support a more aggressive completions schedule.

Conference Call Information

Eclipse Resources will host a conference call to discuss earnings results on Thursday, March 5, 2015, at 10:00 a.m. ET. To participate in the call, please dial 877-709-8150, or 201-689-8354 for international callers, and reference Eclipse Resources Fourth Quarter 2014 Earnings Call. A replay of the call will be available through April 5, 2015. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13601350.

A live webcast of the call may be accessed through the Investor Center on the Eclipse Resources’ website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica Shale and Marcellus Shale. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ final prospectus dated June 19, 2014 and filed with the Securities Exchange Commission pursuant to Rule 424(b) of the Securities Act on June 23, 2014 (the “IPO Prospectus”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Report on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the IPO Prospectus and in “Item 1A. Risk Factors” of the Company’s Quarterly Reports on Form 10-Q.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in the IPO Prospectus or Eclipse Resources’ Quarterly Report on Form 10-Q occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Except as otherwise required by applicable law, Eclipse Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Contact:

Eclipse Resources Corporation

Matthew DeNezza

Executive Vice President and Chief Financial Officer

814-308-9754

mdenezza@eclipseresources.com

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$67,517	$109,509
Accounts receivable	46,378	8,678
Assets held for sale	20,673	—
Other current assets	19,711	594

Total current assets	154,279	118,781
PROPERTY AND EQUIPMENT, AT COST
Oil and natural gas properties, successful efforts method
Unproved properties	1,044,469	926,812
Proved properties, net	670,255	88,932
Other property and equipment, net	8,103	2,340

Total property and equipment, net	1,722,827	1,018,084
NONCURRENT ASSETS
Debt issuance costs, net of $2.5 million and $0.8 million of amortization, respectively	6,058	6,570
Other assets	1,782	88

Total noncurrent assets	7,840	6,658

TOTAL ASSETS	$1,884,946	$1,143,523

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable	$137,415	$29,368
Accrued capital expenditures	51,360	19,200
Accrued liabilities	13,576	4,940
Accrued interest payable	25,187	20,294
Deferred income taxes	5,246	—
Accrued liabilities—related party	—	1,951

Total current liabilities	232,784	75,753
NONCURRENT LIABILITIES
Debt, net of unamortized discount of $8.5 million and $10.8 million, respectively	414,016	389,247
Pension obligations	1,321	1,497
Asset retirement obligations	17,400	9,055
Deferred tax liabilities	66,714	—

Total noncurrent liabilities	499,451	399,799
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, 50,000 shares authorized, no shares issues and outstanding	—	—
Common Stock, $0.01 par value, 1,000,000 authorized, 160,031 and 121,537 issued and outstanding	1,600	1,215
Additional paid-in capital	1,391,004	721,757
Accumulated deficit	(239,345)	(56,169)
Accumulated other comprehensive income (loss)	(548)	1,168

Total stockholders’ equity	1,152,711	667,971

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,884,946	$1,143,523

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
OPERATING REVENUE
Oil and natural gas sales	$50,371	$7,567	$137,816	$12,935

Total revenues	$50,371	$7,567	$137,816	$12,935

OPERATING EXPENSES
Lease operating expenses	2,007	1,411	8,518	2,576
Transportation, gathering and compression	7,404	44	18,114	67
Production and ad valorem taxes	3,897	45	7,084	77
Depreciation, depletion and amortization	37,251	2,718	89,218	6,163
Exploration	4,289	2,552	21,186	3,022
General and administrative	16,672	8,772	45,392	21,276
Accretion of asset retirement obligation	216	130	791	364
Impairment of proved oil and gas properties	30,250	2,081	34,855	2,081
Gain on sale of assets	(960)	—	(960)	—
Gain on reduction of pension obligations	—	—	(2,208)	—

Total operating expenses	$101,026	$17,753	$221,990	$35,626

OPERATING LOSS	$(50,655)	$(10,186)	$(84,174)	$(22,691)

OTHER INCOME (EXPENSE)
Gain on derivative instruments	19,693	—	20,791	—
Interest income (expense), net	(13,027)	(9,372)	(48,347)	(20,850)
Other expense	(1,232)	—	353	—

Total other income (expense), net	$5,434	$(9,372)	$(27,203)	$(20,850)

LOSS BEFORE INCOME TAXES	(45,221)	(19,558)	(111,377)	(43,541)
INCOME TAX EXPENSE	(12,198)	—	71,799	—

NET LOSS	$(33,023)	$(19,558)	$(183,176)	$(43,541)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.21)	$(0.16)	$(1.27)	$(0.58)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	160,000	121,537	144,369	75,261

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues (in thousands):
Natural gas sales	$28,217	$2,539	$69,450	$4,303
NGL sales	9,011	63	21,048	63
Oil sales	13,143	4,965	47,318	8,569

Total revenues	$50,371	$7,567	$137,816	$12,935
Impact of cash settled derivatives:
Natural gas	2,211	—	179	—

Adjusted revenues, including cash settled derivatives	$52,582	$7,567	$137,995	$12,935

Production during the period:
Natural gas (MMcf)	8,364.4	641.2	19,760.2	1,118.8
NGL (Mbbl)	297.2	1.3	536.0	1.3
Oil (Mbbl)	207.0	52.0	594.9	87.2

Total (MMcfe)	11,389.6	960.7	26,545.5	1,650.2

Production – average per day:
Natural gas (Mcf)	90,917	6,970	54,137	3,065
NGL (Bbl)	3,230	14	1,468	4
Oil (Bbl)	2,250	565	1,630	239

Total (Mcfe)	123,800	10,442	72,727	4,521

Average price per unit:
Realized natural gas price per Mcf – as reported	$3.37	$3.96	$3.51	$3.85
Impact from cash settled derivatives per Mcf	0.26	—	0.01	—

Net realized natural gas price per Mcf	$3.63	$3.96	$3.52	$3.85

Realized NGL price per Bbl – as reported	$30.32	$48.17	$39.27	$48.17
Impact from cash settled derivatives per Bbl	—	—	—	—

Net realized NGL price per Bbl	$30.32	$48.17	$39.27	$48.17

Realized crude oil price per Bbl – as reported	$63.49	$95.48	$79.54	$98.22
Impact from cash settled derivatives per Bbl	—	—	—	—

Net realized crude oil price per Bbl	$63.49	$95.48	$79.54	$98.22

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

OIL AND GAS DERIVATIVES (as of 2/15/2015)

Natural gas:

Description	Volume (MMbtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Natural Gas Swaps:	65,490	March 2015 – December 2015	$3.794
	25,000	January 2016 – December 2016	$3.660
Natural Gas Three-way Collars:
Floor purchase prices (put)	15,000	March 2015 – December 2015	$3.60
Ceiling sold price (call)	15,000	March 2015 – December 2015	$3.80
Floor sold price (put)	15,000	March 2015 – December 2015	$3.00
Natural Gas Put - Sold:
Put sold	16,800	March 2015 – December 2015	$3.35
Floor sold (put)	16,800	April 2015 – October 2015	$2.87
Floor purchased (put)	16,800	April 2015 – October 2015	$3.35
Floor sold (put)	16,800	January 2016 – December 2016	$2.75
Natural Gas Collar:
Purchased Put	5,000	January 2015 – March 2015	$4.00
Call Sold	5,000	January 2015 – March 2015	4.75
Basis Swaps:
	25,000	March 2015 – October 2015	(1.190)

Oil:

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Collar:
Floor purchased (put)	3,000	March 2015 – February 2016	$55.00
Ceiling sold (call)	3,000	March 2015 – February 2016	$61.40

NON-GAAP FINANCIAL MEASURES

Adjusted Production

Adjusted Production is a non-GAAP measure that is used by Eclipse Resources to evaluate its daily net production. The Company adjusts net sales volume per day to reflect various adjustments to determine volumes produced during a specific period. Eclipse Resources believes that adjusted production is relevant and useful to the Company’s investors because it presents the actual net volumes produced during a given period.

The following table presents a reconciliation of adjusted production to net sales volumes.

(All volumes in MMcfe/day)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Adjusted net production	130.7	10.4	73.5	4.5
Revision to prior estimate	(3.8)	—	—	—
Production held in suspense pending acreage trades	(2.2)	—	(0.6)	—
Condensate held in inventory at period end	(0.9)	—	(0.2)	—

Net Sales Volumes	123.8	10.4	72.7	4.5

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by Eclipse Resources to evaluate its financial results. The Company defines Adjusted EBITDAX as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; gain on reduction of pension liability; and unusual and infrequent items. Adjusted EBITDAX is not a measure of net income as determined by United States Generally Accepted Accounting Principles, or GAAP. Adjusted EBITDAX is widely used by investors in the oil and gas industry to measure a company’s operating performance and used by the Company’s Management as a key performance metric.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

	Three Months Ended December 31,		Years Ended December 31,
($ in thousands)	2014	2013	2014	2013
Net Loss	$(33,023)	$(19,558)	$(183,176)	$(43,541)
Depreciation, depletion & amortization	37,251	2,718	89,218	6,163
Exploration expense	4,289	2,552	21,186	3,022
Rig termination expenses	3,283	—	3,283	—
Incentive unit compensation	61	43	256	43
Accretion of asset retirement obligations	216	130	791	364
Impairment of oil and gas properties	30,250	2,081	34,855	2,081
Gain on reduction of pension obligations	—	—	(2,208)	—
Gain on derivative instruments	(19,693)	—	(20,791)	—
Net cash receipt (payment) on derivative instruments	2,211	—	564	—
Net cash paid for option premium	—	—	(385)	—
Interest expense	13,027	9,372	48,347	20,850
Other income (a)	272	—	(1,313)	—
Income tax expense	(12,198)	—	71,799	—

Adjusted EBITDAX	$25,946	$(2,662)	$62,426	$(11,018)

(a)	Gain on acquisition of Eclipse Operating in corporate reorganization and gain on assets sales

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure equal to the Company’s net loss before income taxes adjusted for write-down of abandoned leases; impairments; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; dry hole expense; gain on reduction of pension liability, unusual and infrequent items and net of the effect of taxes. Eclipse Resources believes adjusted net income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

The following table presents a reconciliation of pro forma adjusted net income to the GAAP financial measure of pre-tax net loss.

	Three Months Ended December 31,		Years Ended December 31,
($ in thousands)	2014	2013	2014	2013
Loss Before Income Taxes, as reported	$(45,221)	$(19,558)	$(111,377)	$(43,541)
Gain on derivative instruments	(19,693)	—	(20,791)	—
Net cash payment on derivative instruments	2,211	—	564	—
Net cash paid for option premium	—	—	(385)	—
Rig termination expenses	3,283	—	3,283	—
Gain on reduction of pension obligations	—	—	(2,208)	—
Impairment of proved oil and gas properties	30,250	2,081	34,855	2,081
Dry hole expense	—	175	762	210
Impairment of unproven properties	1,504	—	5,671	—
Incentive unit compensation	61	43	256	43
Other income (a)	272	—	(1,313)	—

Loss Before Income Taxes, as adjusted	(27,333)	(17,259)	(90,863)	(41,207)
Income tax benefit (expense), adjusted (b)	5,937	—	(78,979)	—

Adjusted Net Loss	$(21,396)	$(17,259)	$(169,842)	$(41,207)

Non-GAAP Adjusted Net Loss Per Share
Basic and Diluted — net adjusted loss per common share	$(0.13)	$(0.14)	$(1.18)	$(0.55)

(a)	Gain on acquisition of Eclipse Operating in corporate reorganization and gain on assets sales
(b)	Income tax benefit represents the effect of Company’s estimated annual tax rate 35.0% on Loss before Income Taxes, as adjusted. Income tax expense for the nine month period includes the impact of the Corporate Reorganization that was completed during June 2014.

Pre-Tax PV-10

Pre-tax PV-10 value is a non-GAAP financial measure as defined by the SEC. Eclipse Resources believes that the presentation of pre-tax PV-10 value is relevant and useful to the Company’s investors because it presents the discounted future net cash flows attributable to Eclipse Resources’ reserves prior to taking into account corporate future income taxes and the Company’s current tax structure. Eclipse Resources further believes investors and creditors use pre-tax PV-10 value as a basis for comparison of the relative size and value of Eclipse Resources’ reserves as compared with other companies.

The following table presents a reconciliation of pre-tax PV-10 to the GAAP standardized measure.

$ in thousands	2014
Present value of future net cash flows:
Before income tax (PV-10)	$509,389
Income taxes	(178,732)

After income tax (standardized measure)	$330,657

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.